Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

BLUEGREEN VACATIONS HOLDING CORPORATION,

a Florida corporation

(Pursuant to Sections 607.1001, 607.1003, 607.1006 and 607.1007 of the Florida Business Corporation Act (the “Act”))

BLUEGREEN VACATIONS HOLDING CORPORATION, a corporation organized and existing under and by virtue of the provisions of the Act,

DOES HEREBY CERTIFY:

1. That the name of this corporation is Bluegreen Vacations Holding Corporation, and that this corporation was originally incorporated pursuant to the Act on March 21, 1980 and assigned Document Number 661350 (the “Corporation”).

2. These Second Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation and approved by the shareholders of the Corporation on January 17th, 2024, and the number of votes cast for the amendments contained herein by the shareholders was sufficient for approval.

3. These Second Amended and Restated Articles of Incorporation consolidate all amendments to the Amended and Restated Articles of Incorporation, as amended, into a single document.

RESOLVED, that the Amended and Restated Articles of Incorporation, as amended, of the Corporation be amended and restated in its entirety to read as follows:

ARTICLE ONE:

NAME

The name of the Corporation is BLUEGREEN VACATIONS HOLDING CORPORATION.

ARTICLE TWO:

PRINCIPAL OFFICE

The street address of the principal office and mailing address of the Corporation is 6355 METROWEST BLVD, STE 180, ORLANDO, FL 32835.

ARTICLE THREE:

REGISTERED OFFICE AND AGENT

The mailing address and street address of the registered office of the Corporation are 801 US HIGHWAY 1, NORTH PALM BEACH, FL 33408. The name of the registered agent of the Corporation is CORPORATE CREATIONS NETWORK, INC.

ARTICLE FOUR:

DURATION

The term of existence of the Corporation shall be perpetual.

ARTICLE FIVE:

PURPOSE

The Corporation is organized for the purpose of engaging in any activities or business permitted under the laws of the United States and the State of Florida.

ARTICLE SIX:

CAPITAL STOCK

The Corporation is authorized to issue up to [1,000] shares of common stock, par value $[0.01] per share.

ARTICLE SEVEN

BYLAWS

The Board of Directors of the Corporation is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE EIGHT

INDEMNIFICATION

A. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the Act permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 607.0850 of the Act.

B. Insurance. The Corporation may, to the fullest extent permitted by applicable law, at any time without further shareholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

C. Limitation of Director Liability. The personal liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.

D. Prospective Repeal or Amendment. Any repeal or amendment of this Article Eight by the shareholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses of a director, officer, employee or agent of the Corporation, or any limitation of a director’s liability to the Corporation, existing at the time of such repeal or amendment.

ARTICLE NINE

AMENDMENT OF ARTICLES OF INCORPORATION

These Articles of Incorporation may be amended as provided in the Bylaws of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, these Second Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this Corporation on this 17th day of January, 2024.

/s/ Brandon Lemke
Brandon Lemke, Assistant Secretary

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